NEWS RELEASE

                                                                    Exhibit 99.1

For further information, please contact Earle A. MacKenzie at 540-984-5192.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
           REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

      EDINBURG, VA, (February 23, 2005) - Shenandoah Telecommunications Company announced financial results for the fourth quarter of 2004 and year end results as of December 31, 2004. Income from continuing operations for the fourth quarter decreased to $1.9 million from $4.1 million in the same period in 2003 primarily due to favorable adjustments totaling $2.5 million to management's PCS estimates in 2003 and an increase in 2004 depreciation expense of $0.5 million resulting from a change in estimated lives of certain assets. Income from continuing operations for the year ended December 31, 2004 was $10.2 million compared to $9.8 million for 2003. Total fourth quarter revenues were $32.3 million, a growth of 14.4% from the same quarter the previous year, including a 14.5% increase in wireless revenues and $0.5 million wireline revenue contribution from one month of operations of NTC Communications, purchased December 1, 2004. Total 2004 revenues grew by 14.5%, including a 19.5% increase in wireless revenues, to a total of $121.0 million.

      As previously announced, the Company sold its interest in the Virginia 10 RSA Limited Partnership cellular operation on February 28, 2003, and classified its prior cellular operation as discontinued, as is further discussed below. Net income including discontinued operations for the twelve months ended December 31, 2004 was $10.2 million compared to $32.1 million in 2003.

Fourth Quarter Highlights

      For the quarter ended December 31, 2004, income from continuing operations was $1.9 million, compared to $4.1 million in fourth quarter 2003. The Company's total revenues for the fourth quarter 2004 were $32.3 million, compared to $28.2 million in the same quarter 2003, an increase of $4.1 million or 14.4%. The Company's revenue growth was driven by increases in its PCS business and the inclusion of the December results of NTC Communications. Operating income for the quarter was $3.8 million, a decrease of $3.3 million from fourth quarter 2003. The decrease in operating income is primarily due to favorable adjustments to management's PCS estimates recorded in the fourth quarter of 2003 totaling $2.5 million. These adjustments reflected the settlement of disputes with Sprint and included recording additional PCS revenues and reductions in expenses related to previous periods of operations. Additionally, operating expenses in 2004 increased due to a change in estimated lives of certain assets increasing depreciation expense by $0.5 million, costs related to compliance of Sarbanes-Oxley of $0.3 million and operating losses for NTC of $0.2 million.

Annual Highlights

      For the year ended December 31, 2004, income from continuing operations was $10.2 million or $1.34 per diluted share, compared to $9.8 million or $1.28 per diluted share in 2003. The Company's total revenues for 2004 were $121.0 million, compared to $105.6 million in 2003, an increase of $15.4 million or 14.5%. The Company's revenue growth was primarily driven by its PCS business. Operating income for 2004 was $19.6 million, an increase of $1.0 million or 5.4% from 2003. The increase is primarily a result of continued growth in PCS operations offset by the adjustments recorded in the fourth quarter 2003.

      President and CEO, Christopher E. French commented, "We are very pleased with our financial results for 2004. We were able to continue delivering profitable growth despite incurring significant costs related to new Sarbanes-Oxley requirements. The closing of the acquisition of NTC Communications will also provide us with a new source of growth as we further expand our services throughout the southeast United States."

PCS Operations

      The Company continued to experience strong growth in wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue by $2.7 million to a total of $21.2 million for fourth quarter 2004 and increasing by $13.4 million to a total of $80.2 million for 2004, compared to the same periods last year. The Company's Sprint retail wireless subscriber count increased during the fourth quarter by 4,560, to approximately 102,600 subscribers. Although not included in the Company's subscriber count, wholesale-prepaid subscribers increased by 7,734 in the fourth quarter. The Company ended 2004 with 27,300 wholesale subscribers. The Company's fourth quarter churn was 2.22% and 2.15% for all of 2004, comparable to the same periods last year. The PCS net income was $0.2 million in fourth quarter 2004 compared to a net income of $1.8 million in fourth quarter 2003. As stated previously, the 2003 fourth quarter included adjustments of prior period estimates. The PCS net income of $2.9 million for the year ended December 31, 2004, is a $2.6 million improvement over the same period in 2003. Prior period and settlement adjustments with Sprint totaled $1.1 million in 2003.

Telephone Operations

      The local telephone operations net income for 2004 was $6.9 million, a decrease of $0.2 million from 2003. The Company had 24,691 access lines at December 31, 2004, a decrease of 186 from the previous year-end.

Other Operations

      The Company ended the year with approximately 17,700 Internet customers of which 2,646 access the service through Digital Subscriber Lines (DSL). This represents a 104% increase in DSL customers, but a decrease of 1,000 overall Internet customers as of December 31, 2004. Dial-up customers, primarily outside of the Company's DSL footprint continue to migrate to high-speed alternatives. DSL service is available to more than 97.0% of the subscribers of the Company's local telephone serving area.

      As previously reported, on December 1, 2004, the Company purchased the 83.9% of NTC Communications that it did not previously own. During December 2004, NTC generated an operating loss of $0.1 million after taxes, which has been included in the consolidated results.

      Results from 2004 included $1.1 million of revenue from the Company's contract with the Virginia Department of Transportation for the 511Virginia travel information service. As previously reported, this contract terminated on February 13, 2005.

External Investments

      In the quarter ended December 31, 2004, the Company recorded a loss of $0.1 million on external investments compared to a loss of $0.2 million in 2003. A loss of


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$0.2 million was recorded for the year 2004, compared to a loss of $0.4 million for the year 2003. At the end of the quarter, the Company's external investments totaled $7.3 million.

Discontinued Operations and Consolidated Results

      As previously disclosed, the Company completed the sale of its general partner interest in the Virginia 10 RSA Limited Partnership at the close of business on February 28, 2003. That transaction resulted in a $21.3 million after-tax gain, and the Company received $33.7 million in cash and $5.0 million in escrow, subject to certain post-closing adjustments. The Company has classified its prior cellular operation as discontinued operations. Net income for discontinued operations in 2003 was $22.4 million or $2.94 per diluted share. Incorporating these results with those of continuing operations as described above in Annual Highlights, 2003 consolidated net income was $32.1 million or $4.22 per share on a diluted basis.

      The Company's 2004 capital expenditures were $33.8 million and it had cash and cash equivalents of $14.2 million as of year-end. The Company's debt/equity ratio at December 31, 2004 was 0.46; and debt as a percent of total assets was 25.0%.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY SUMMARY
FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)


Condensed Balance Sheets                            December 31,   December 31,
------------------------                                    2004           2003
                                                            ----           ----
Cash and cash equivalents                              $  14,172      $  28,696
Other current assets                                      20,345         12,267
Total securities and investments                           7,250          7,467
Property, plant and equipment                            230,323        199,692
  Less accumulated depreciation                          (74,071)       (72,006)
                                                       ---------      ---------
Net property, plant and equipment                        156,252        127,686
Other assets, net                                         13,228          9,248
                                                       ---------      ---------
   Total assets                                        $ 211,247      $ 185,364
                                                       =========      =========

Current liabilities, exclusive of current
maturities of $4,372 and $4,230, respectively          $  17,474      $  11,566
Long and short-term debt                                  52,830         43,346
Total other liabilities                                   27,146         24,244
Total shareholders' equity                               113,797        106,208
                                                       ---------      ---------
   Total liabilities and shareholders' equity          $ 211,247      $ 185,364
                                                       =========      =========

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION
(unaudited)

Condensed Statements of Income
------------------------------                   Three months ended     Twelve months ended
(In thousands, except per share amounts)            December 31,            December 31,
                                                   2004        2003        2004        2003
                                                   ----        ----        ----        ----
Operating Revenues-Wireless                    $ 22,015    $ 19,217    $ 83,238    $ 69,629
                  -Wireline                       8,247       7,300      30,684      29,022
                  -Other                          2,038       1,726       7,052       6,966
                                               --------    --------    --------    --------
   Total operating revenue                       32,300      28,243     120,974     105,617
Cost of goods and services                        4,926       4,853      15,793      13,386
Network operating costs                           9,572       7,927      36,220      31,666
Depreciation and amortization                     5,573       4,303      19,020      16,631
Selling, general and administrative               8,385       4,061      30,316      25,306
                                               --------    --------    --------    --------
   Total operating expenses                      28,456      21,144     101,349      86,989
                                               --------    --------    --------    --------
Operating income                                  3,844       7,099      19,625      18,628
Interest expense                                   (802)       (825)     (3,129)     (3,510)
Other income (expense)                               41        (227)       (175)        (53)
Income tax provision                             (1,144)     (1,978)     (6,078)     (5,304)
                                               --------    --------    --------    --------
Income from continuing operations                 1,939       4,069      10,243       9,761

Discontinued operations, net of income taxes         --        (216)         --      22,389

Cumulative effect of a change in
    accounting, net of income taxes                  --          --          --         (76)
                                               --------    --------    --------    --------

   Net income                                  $  1,939    $  3,853    $ 10,243    $ 32,074
                                               ========    ========    ========    ========

Net earnings per share, basic
       Continuing operations                   $   0.25    $   0.54    $   1.35    $   1.29
       Discontinued operations, net of
         income taxes                                --       (0.03)         --        2.95
       Cumulative effect of a change in
         accounting, net of taxes                    --          --          --       (0.01)
                                               --------    --------    --------    --------
       Total                                   $   0.25    $   0.51    $   1.35    $   4.23
                                               ========    ========    ========    ========

Net earnings per share, diluted
       Continuing operations                   $   0.25    $   0.53    $   1.34    $   1.28
       Discontinued operations, net of
         income taxes                                --       (0.03)         --        2.94
       Cumulative effect of a change in
         accounting, net of taxes                    --          --          --       (0.01)
                                               --------    --------    --------    --------
       Total                                   $   0.25    $   0.50    $   1.34    $   4.22
                                               ========    ========    ========    ========

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